BLACK ELK ENERGY COMMENCES OFFER FOR 13.75% SENIOR SECURED NOTES DUE 2015

Houston, TX - July 16, 2014 - Each of Black Elk Energy Offshore Operations, LLC and Black Elk Energy Finance Corp. (together, "Black Elk" or the "Company") today announced that it has commenced a cash tender offer to purchase its outstanding $150,000,000 aggregate principal amount of 13.75% senior secured notes due 2015 (the "Notes"), on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated the date hereof (as it may be amended or supplemented from time to time, the "Statement"), and in the related Letter of Transmittal and Consent to Tender and to Give Consent (as it may be amended or supplemented from time to time, the "Consent Form"). The tender offer is referred to herein as the "Offer." The Statement and Consent Form are referred to herein collectively as the "Offer Documents."

In conjunction with the Offer, and on the terms and subject to the conditions set forth in the Offer Documents, the Company is soliciting (the "Consent Solicitation") consents ("Consents") of holders of the Notes to modify certain of the restrictive covenants contained in the indenture governing the Notes. Holders that tender their Notes in the Offer will be considered to have validly delivered their Consents to the proposed amendments to the indenture governing the Notes. Holders may also Consent to the proposed amendments to the indenture without tendering their Notes.

The Offer will expire at 5:00 p.m., New York City time, on August 13, 2014, unless extended or earlier terminated (such date and time, as we may extend it from time to time, the “Expiration Time”). Holders of Notes must validly tender their Notes at or before the Expiration Time in order to be eligible to receive the offer consideration. The total consideration for each $1,000 principal amount of Notes purchased pursuant to the Offer will be $1,000 plus accrued and unpaid interest in respect of such purchased Notes from the last interest payment date to, but not including, the applicable payment date for the Notes. Tenders of Notes will be accepted only in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof.

The Offer and the Consent Solicitation are being made in connection with our proposed disposition of certain assets pursuant to a Purchase and Sale Agreement between the Company, as seller, and Renaissance Offshore, LLC, as buyer dated July 10, 2014 (the “Renaissance Sale”). The net proceeds of the Renaissance Sale will be used to fund the Company’s purchase of the Notes. If the amount required to purchase all Notes validly tendered before the Expiration Time (including all accrued and unpaid interest) exceeds the amount of net proceeds from the Renaissance Sale, the Notes validly tendered will be accepted and purchased on a pro rata basis according to the principal amount of Notes tendered by each tendering Holder.

The Company's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Company's discretion, of certain conditions, which are more fully described in the Statement, including, among others, the Company's receipt of Consents from the holders of at least a majority in principal amount of the outstanding Notes to the proposed amendments and the Company's receipt of aggregate proceeds in the Renaissance Sale of at least $100,000,000 on terms satisfactory to the Company.

If Consents from the holders of at least a majority in principal amount of the outstanding Notes (disregarding any Notes held by affiliates of the Company) have been validly received (and have not been validly revoked) prior to the Expiration Time (the date on which we receive the Requisite Consents, the “Early Consent Time”) and the conditions to effectiveness have been satisfied or waived, we will enter into a Second Supplemental Indenture in order to effect the proposed amendments to the indenture. Notes tendered prior to the Early Consent Time may be withdrawn at any time prior to the Early Consent Time but not thereafter. Notes tendered on or after the Early Consent Time may be withdrawn at any time at or before the Expiration Time but not thereafter.

The Offer and the Consent Solicitation are being made solely by means of the Offer Documents, which will be made available to the holders of Notes. Holders of Notes are urged to read the Offer Documents carefully. Under no circumstances shall this news release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or of any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This news release also is not a solicitation of Consents to the proposed amendments to the indenture and the Notes. No recommendation is made as to whether holders of the Notes should tender their Notes or give their Consents.

Any questions concerning the terms and conditions of the Offer and the Consent Solicitation should be directed to the Company, Attention: Jeff Shulse at (281) 598-8600. Requests for assistance in completing and delivering the Consent Form or for additional copies of the Offer Documents should be directed to The Bank of New York Mellon Trust Company, N. A., the tabulation agent and depositary for the Offer and Consent Solicitation, at the address or telephone number set forth below.
About Black Elk Energy Offshore
Black Elk Energy Offshore Operations, LLC (www.blackelkenergy.com) is an independent oil and gas company headquartered in Houston, Texas. The Company’s team of professionals is dedicated to performing to the highest industry safety standards, operating within and beyond the requirements of the regulations, and maintaining its stance as a good corporate citizen. The Company’s seasoned industry executives have extensive oil exploitation experience and knowledge with a unique demonstrated track record of increasing reserves and production.

COMPANY CONTACTS:

Jeff Shulse
jeffs@blackelkenergy.com
11451 Katy Freeway, Suite 500
Houston, Texas 77079
(281) 598-8600

DEPOSITARY AND TABULATION AGENT CONTACTS:

The Bank of New York Mellon Trust Company, N. A.
Corporate Trust Operations, Reorganization Unit
111 Sanders Creek Corporate Center (Bldg)
East Syracuse, NY 13057
Attention: Dacia Brown-Jones
(315) 414-3349

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Black Elk Energy Offshore Operations, LLC and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Black Elk or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Black Elk Energy Offshore Operations, LLC does not assume a duty to update these forward-looking statements.